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                                                                   Exhibit 10.27



                             FORM OF TAX AGREEMENT

      TAX AGREEMENT (this "AGREEMENT"), dated as of [________], 2002, by and between Tyco International Ltd., a Bermuda company ("TYCO") and CIT Group Inc.
(Del), a Delaware corporation ("CIT").

                                   RECITALS

      WHEREAS, as of the date of this Agreement, Tyco is the owner of all of the issued and outstanding capital stock of CIT;

      WHEREAS, (i) CIT Group Inc. ("CIT NEVADA"), a Nevada corporation and a wholly owned subsidiary of Tyco Capital Holding Inc. ("TCH"), a Nevada corporation, merged with and into TCH (the "UPSTREAM MERGER") and (ii) TCH thereafter merged with and into CIT (together with the Upstream Merger, the "MERGERS");

      WHEREAS, the Tyco Board of Directors and the CIT Board of Directors have each determined that it is appropriate and desirable for CIT to separate from Tyco (the "SEPARATION") through the sale by Tyco or a wholly-owned subsidiary of Tyco of all the shares of capital stock of CIT that it beneficially owns in an underwritten initial public offering (the "IPO"); and

      WHEREAS, in connection with the Separation, Tyco and CIT wish to set forth an agreement relating to (i) payments to be made by CIT to Tyco upon CIT's realization of benefits attributable to the TCH Tax Attributes, (ii) Tyco's indemnification of CIT with respect to certain Taxes and (iii) certain other matters relating to Taxes as set forth herein;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Tyco and CIT hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

      Section 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

      "CIT RETURN" means any U.S. federal income Tax Return required to be filed by CIT and its subsidiaries or affiliates.

      "RATE" means the long-term rate within the meaning of Section 1274(d) of the U.S. Internal Revenue Code of 1986, as amended, compounded semi-annually.

      "SEPARATION DATE" means the date and time of the closing of the IPO, or, if there shall be more than one such closing, the initial closing thereof.


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      "TAX" or "TAXES" means any income or other income-based tax (including alternative minimum tax and estimated income taxes) imposed by any U.S. or non-U.S. governmental entity or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

      "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

      "TAX CONTEST" means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes related to (a) Taxes for which CIT may seek indemnification from Tyco under this Agreement or (b) the TCH Tax Attributes.

      "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any report for estimated Taxes, any information return with respect to Taxes or any other similar report, statement, declaration or document required to be filed under any Tax law or any agreement with any Tax Authority, including, without limitation, any attachments, exhibits or other materials submitted with any of the foregoing, including, without limitation, any amendments or supplements to any of the foregoing.

      "TCH TAX ATTRIBUTE" means any Tax attribute of TCH (on a non-consolidated basis) existing as of the Upstream Merger Date, including without limitation, net operating losses, capital losses, credits and carryforwards thereof, realized by TCH and reported on its Tax Returns for the taxable years ending on or prior to May 31, 2002 on the basis of the books and records of TCH provided by Tyco to CIT.

      "TCH TAX BENEFIT" means the amount of any reduction in Tax of CIT for a Taxable period ending after the Separation Date attributable to a TCH Tax Attribute; PROVIDED, HOWEVER, that no reduction in Tax shall be "attributable to a TCH Tax Attribute" until all CIT net operating loss carrybacks and carryforwards are fully utilized to the extent allowed by law.

      "UPSTREAM MERGER DATE" means the date on which the Upstream Merger became effective.


                                  ARTICLE II

                               INDEMNIFICATION

      Section 2.01 INDEMNIFICATION AGAINST TAX CLAIMS.

      Tyco shall indemnify, defend and hold harmless CIT and its subsidiaries and affiliates from and against all losses and liabilities, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including any reasonable costs or expenses of enforcing any indemnity hereunder, arising from or relating to:



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      (i) any liability for Taxes imposed on TCH or CIT (in each case determined on a non-consolidated basis) for any and all Taxable periods ending on or prior to the Upstream Merger Date and, with respect to a Taxable period beginning before but ending after the Upstream Merger Date, the portion of such Taxable period ending on the Upstream Merger Date (determined as if the Taxable period actually ended on the Upstream Merger Date); PROVIDED, HOWEVER, that such indemnifiable Taxes shall exclude any liability for Taxes (x) attributable to CIT Nevada and its subsidiaries (but shall not exclude any liability for Taxes attributable to any other subsidiary of
      TCH) imposed on TCH as a result of United States Treasury Regulation ss.1.1502-6 or other similar provision of state, local or non-U.S. law or
      (y) otherwise relating to the business or activities of CIT Nevada and its subsidiaries, except as otherwise set forth in this Article II;

      (ii) any liability of CIT, CIT Nevada or TCH for any Taxes imposed as a result of the Mergers;

      (iii) any liability for penalties imposed by a Tax Authority on CIT or any of its affiliates for the late filing of any CIT federal income Tax Return, or the late payment of any Tax related to any CIT federal income Tax Return, prepared by, or under the direction of, Tyco in respect of any Taxable period ending on December 31, 2000 or June 1, 2001 (with respect to the predecessor of CIT Nevada) or May 31, 2001 (with respect to TCH);

      (iv) any liability for federal income Taxes, New York and New Jersey income Taxes and income Taxes of any other state for which a unitary return was filed, imposed on CIT, CIT Nevada or TCH for a Taxable period ending on December 31, 2000 or June 1, 2001 (with respect to the predecessor of CIT Nevada) or May 31, 2001 (with respect to TCH) resulting from a Tax position reflected on any applicable CIT income Tax Return, prepared by, or under the direction of, Tyco which was taken by Tyco in a manner that was inconsistent with CIT's past practices; and

      (v) any liability for Taxes resulting from CIT not withholding on any payments made to Tyco pursuant to Section 4.02;

PROVIDED, HOWEVER, that, notwithstanding anything in this Section 2.01 to the contrary, Tyco shall not be required to indemnify CIT for any losses or liabilities arising from or relating to any liability for Taxes resulting from a claim for refund on Form 1139 filed by or on behalf of the predecessor of CIT Nevada on May 30, 2002.

      Section 2.02 PAYMENT. Tyco shall pay any amount owing to CIT under Section
2.01 within fifteen (15) days of written demand by CIT.

                                 ARTICLE III

                                 CIT REFUNDS

      CIT shall be entitled to receive and retain any refund of Taxes attributable to CIT, except as otherwise provided in Article IV. If Tyco receives any refund of Taxes to which CIT is



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entitled pursuant to this Article III, Tyco shall promptly notify CIT and shall pay CIT the amount of such refund within fifteen (15) days of the receipt of such amount.

                                  ARTICLE IV

                              TCH TAX ATTRIBUTES

      Section 4.01 CIT STATEMENTS. On or before (i) the due date, including extensions, for the filing by CIT of a Tax Return (other than a Tax Return for estimated Taxes or for a state or local jurisdiction with respect to which CIT cannot reasonably be expected to realize a present or future TCH Tax Benefit),
(ii) the date of filing by CIT of an amended Tax Return or claim for refund of Taxes or (iii) the date a final adjustment is made to the amount of income or loss reflected on CIT's Tax Returns, CIT shall provide Tyco with a statement and supporting schedules certified by a responsible officer of CIT setting forth (x) the amount of Taxes, if any, required to be paid as reflected on such Tax Return, and (y) the amount of Taxes that CIT would be required to pay as reflected on such Tax Return, if such Tax Return was, and all prior Tax Returns were, prepared, without taking into account the TCH Tax Attributes.

      Section 4.02 PAYMENTS. If CIT utilizes any TCH Tax Attribute, resulting in a TCH Tax Benefit, CIT shall promptly notify Tyco and shall pay Tyco, within fifteen (15) days after the expiration of the statute of limitations for the Taxable year for which such TCH Tax Attribute was utilized, (x) the amount of such TCH Tax Benefit plus (y) interest on such amount accrued at the Rate from the date that the TCH Tax Benefit was realized through the expiration of such applicable statute of limitations. CIT shall not withhold on any payment made to Tyco pursuant to this Section 4.02, provided that on or prior to the date of payment Tyco provides CIT with an opinion of counsel that such payment should not be subject to federal income tax withholding.

                                  ARTICLE V

                                 TAX CONTESTS

      Section 5.01 NOTICE OF TAX CONTESTS.

      (a) CIT and any of its affiliates shall notify Tyco in writing promptly, and in all events within fifteen (15) days, after learning of any pending or threatened Tax Contest. Each notice shall contain factual information (to the extent known) describing any asserted Tax liability in or the scope of any audit under such Tax Contest in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

      (b) The failure of CIT to give such notice of a Tax Contest relating to Taxes in accordance with Section 5.01(a) for which CIT may seek indemnification from Tyco under this Agreement shall relieve Tyco of its indemnification obligations under this Agreement with respect to any matter related to such Tax Contest, if and only if Tyco demonstrates that it was prejudiced in the defense of such Tax Contest by the failure of CIT to give such notice. If CIT fails to give Tyco such notice of a Tax Contest relating to a TCH Tax Attribute and Tyco demonstrates that it was prejudiced in the defense of such Tax Contest by the failure of CIT to


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give such notice, then CIT's obligations pursuant to Section 4.02 will be determined without taking into account any disallowance of such TCH Tax Attribute as a result of such Tax Contest.

      Section 5.02 CONTROL OF DEFENSE.

      (a) Tyco shall control (itself or through an affiliate) the defense or settlement of any Tax Contest, except to the extent that Tyco notifies CIT in writing that it will not control the defense or settlement of such Tax Contest.

      (b) Without the prior written consent of CIT, which shall not be unreasonably withheld, delayed or conditioned, Tyco shall not agree to any settlement of a Tax Contest that could affect the Tax liability of CIT that is not fully indemnifiable hereunder and that does not relate to the TCH Tax Attributes.

      (c) Subject to Tyco's control rights, as specified herein, CIT may participate in the investigation and defense of any Tax Contest, at its own expense.

      (d) CIT shall not compromise or settle any Tax Contest without the prior written consent of Tyco.

      (e) Each of CIT and Tyco shall keep the other timely informed of any and all developments in any Tax Contest and shall provide the other with copies of any notices, papers or documents received from or submitted to any Tax Authority in connection with such Tax Contest.

      Section 5.03 COOPERATION.

      (a) At all times from and after the Separation Date, CIT shall, and shall cause its affiliates to, cooperate with Tyco in the filing of, or any Tax Contest relating to, any Tax Return and any other matters relating to Taxes and, in connection therewith, shall (i) maintain appropriate books and records for any and all applicable Taxable periods or any portion thereof (ii) make available to Tyco, its counsel and other representatives all information and documents reasonably available to them which relate to any Tax Contest; (iii) execute and deliver such consents, elections, powers of attorney and other documents that may be required or appropriate for the proper filing of any such Tax Return or in conjunction with any Tax Contest relating to any such Tax Return; and (iv) use commercially reasonable efforts to make available to Tyco, upon written request, its and its affiliates' officers, directors, employees and agents, as witnesses or for purposes of providing information or documents to the extent that such persons or entities may reasonably be required in connection with the investigation, defense or settlement of any Tax Contest or for purposes of responding to inquiries of any other party or any Tax Authority relating to such Tax Contest or Tax Return.

      (b) At all times from and after the Separation Date, Tyco shall, and shall cause its affiliates to, cooperate with CIT in the filing of, or any Tax Contest relating to, any CIT Return for Taxable periods ending on or prior to, or including, the Separation Date and any other matters relating to Taxes for such Taxable periods and, in connection therewith, shall (i) maintain appropriate books and records for any and all such applicable Taxable periods or any portion thereof; (ii) make available to CIT, its counsel and other representatives all information and


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documents reasonably available to them which relate to any such CIT Return;
(iii) execute and deliver such consents, elections, powers of attorney and other documents that may be required or appropriate for the proper filing of any such CIT Return; and (iv) use commercially reasonable efforts to make available to CIT, upon written request, its and its affiliates' officers, directors, employees and agents, for purposes of providing information or documents or for purposes of responding to inquiries of any other party or any Tax Authority relating to such CIT Returns.

                                  ARTICLE VI

              RETENTION OF RECORDS, TAX RETURNS, CONFIDENTIALITY

      Section 6.01 RETENTION OF RECORDS. CIT and its affiliates shall retain all documents, records and other information relating to Taxes that are indemnifiable hereunder and to the TCH Tax Attributes until the expiration of the applicable statute of limitations.

      Section 6.02 RETURN OF RECORDS. Within fifteen (15) days of the Separation Date, Tyco shall return to CIT any and all Tax documents including, without limitation, records, returns, schedules, documents, work papers or other relevant materials which are related to the businesses, assets, or properties heretofore or hereafter conducted or owned by TCH or CIT and its past, present and future subsidiaries. No documents referred to in the preceding sentence shall be destroyed or otherwise disposed of at any time by Tyco without the prior written consent of CIT.

      Section 6.03 PREPARATION OF TAX RETURNS FOR THE TAXABLE YEAR ENDED MAY 31, 2002. CIT shall prepare and file all CIT Returns for the taxable period ending on May 31, 2002 (the "2002 RETURNS"). Tyco shall timely provide CIT such information and documents as may be reasonably requested by CIT in connection with the preparation of such Tax Returns. CIT shall prepare the 2002 Returns on the basis of the books and records of TCH (as provided by Tyco to CIT), and CIT shall provide Tyco with a copy of, and the opportunity to review, the 2002 Returns at least thirty (30) days prior to the due date, including extensions, of the 2002 Returns. CIT shall make any changes to the 2002 Returns relating to TCH as may be reasonably requested by Tyco within fifteen (15) days of Tyco's receipt of a copy of the 2002 Returns. CIT shall not carry back any net operating loss of CIT or its affiliates, including TCH and CIT Nevada, with respect to the Taxable period ending on May 31, 2002 to any prior period without the prior written consent of Tyco (and subject to such further terms and conditions as may be agreed to by Tyco and CIT).

      Section 6.04 RIGHT TO REVIEW TAX RETURNS. CIT shall make its Tax Returns and related workpapers available for review by Tyco, if requested, to the extent that Tyco reasonably determined that it must inspect such Tax Returns to confirm CIT's compliance with the terms of Article IV of this Agreement. Tyco and CIT shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

      Section 6.05 CONSISTENT TREATMENT. CIT shall not (i) take any position on any Tax Return or otherwise (whether with any Tax Authority or in any court proceeding or with any third party) that is inconsistent with the amount of the TCH Tax Attributes, unless, and only to the extent that, a final determination is made to the contrary, (ii) otherwise engage in any action


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outside the ordinary course of business or make any election that could reduce or eliminate the full utilization of the TCH Tax Attributes or (iii) take any action or make any election that could increase the liability for Taxes imposed on TCH and indemnified by Tyco pursuant to this Agreement.

      Section 6.06 NETTING OF PAYMENTS. Notwithstanding anything in this Agreement to the contrary, any amount that CIT is required to pay Tyco pursuant to this Agreement shall first be applied to offset any payments that Tyco is required to make to CIT pursuant to this Agreement until such payments are made in full, and only then shall CIT have the obligation to pay Tyco the remainder of the amount due. Any amount that Tyco is required to pay CIT pursuant to this Agreement shall first be applied to offset any payments CIT is required to make to Tyco pursuant to this Agreement until such payments are made in full, and only then shall Tyco have the obligation to pay CIT the remainder of the amount due.

      Section 6.07 CONFIDENTIALITY.

      (a) Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall use its commercially reasonable efforts to cause its affiliates and representatives to keep strictly confidential, any information it may have relating to any Taxes indemnifiable hereunder and the TCH Tax Attributes, including, in the case of Tyco, any information furnished by CIT to Tyco pursuant to Sections 5.03 and 6.04 ("CONFIDENTIAL INFORMATION"); PROVIDED, HOWEVER, that such obligation to maintain confidentiality shall not apply to information which: (i) at the time of disclosure was in the public domain, not as a result of improper acts by the disclosing party; (ii) is received by the disclosing party from a third party who did not receive such information from the other party under an obligation of confidentiality; or
(iii) subject to the provisions of Section 6.07(b) below, is compelled to be disclosed by judicial or administrative process or, in the opinion of such person's or entity's counsel, by other requirements of law. Notwithstanding the foregoing, each of Tyco and CIT shall be deemed to have satisfied its obligations under this 6.07 with respect to any Confidential Information if it exercises the same care with regard to such information as it takes to preserve the confidentiality of its own similar information.

      (b) If at any time either Tyco or CIT either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law or receives any demand under lawful process of any governmental authority or arbitration tribunal to disclose or provide Confidential Information, such party shall notify the other party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party.

                                 ARTICLE VII

                                MISCELLANEOUS

      Section 7.01 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement shall constitute the entire agreement between Tyco and CIT with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject


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matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement between Tyco and CIT dated as of __, the provisions of this Agreement shall control.

      Section 7.02 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

      Section 7.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by telecopy (confirmed by regular, first-class mail), to Tyco and CIT at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

      if to Tyco:        Tyco International Ltd.
                         The Zurich Centre, Second Floor
                         90 Pitts Bay Road
                         Pembroke HM 08, Bermuda
                         Telecopy: (441) 295-9647
                         Confirm: (441) 292-8674
                         Attn: Chief Corporate Counsel and Chief Financial
                         Officer

      if to CIT:         CIT Group Inc. (Del)
                         1 CIT Drive
                         Livingston, NJ 07039
                         Telecopy: (973) 740-5087
                         Confirm: (973) 740-5000
                         Attn: General Counsel

      Section 7.04 AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by Tyco and CIT.

      Section 7.05 SUCCESSORS AND ASSIGNS. The rights under this Agreement may not be assigned and duties may not be delegated by any party without the written consent of the other parties; PROVIDED, HOWEVER, that Tyco may assign its rights to payments from CIT pursuant to Article IV of this Agreement without the consent of CIT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Tyco and CIT and their respective successors and permitted assigns.

      Section 7.06 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Tyco and CIT and their respective affiliates and is not intended to confer upon any other persons or entities any rights or remedies hereunder.

      Section 7.07 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.



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      Section 7.08 LEGAL ENFORCEABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of Tyco and CIT shall be specifically enforceable.

      Section 7.09 SURVIVAL. The rights and obligations of each of the parties hereto and any of the liabilities related thereto shall survive the Separation and any sale, reorganization or transfer of all or part of CIT until the expiration of the applicable statute of limitations.

      Section 7.10 NO WAIVERS. No failure by any party hereto to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

      Section 7.11 COUNTERPARTS. This Agreement may be executed in counterparts (by original or facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 7.12 PERFORMANCE. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any affiliate or representative of such party.

      Section 7.13 DISPUTE RESOLUTION.

      (a) Any dispute, controversy or claim arising out of or in connection with this Agreement (other than as set forth in Section 7.13(b) below) shall be finally determined and settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for non-Administered Arbitration (the "RULES") by three arbitrators in the County of New York, State of New York. Each of the parties hereto shall appoint one arbitrator in accordance with the Rules. The two arbitrators so appointed shall appoint a third arbitrator within thirty
(30) days after the second of the two arbitrators is appointed in accordance with the Rules. If the third arbitrator is not appointed within thirty (30) days of the appointment of the second arbitrator, the third arbitrator shall be appointed from the CPR National Panel of Distinguished Neutrals in accordance with the Rules. The party-appointed arbitrators shall not be subject to disqualification. Any decision in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by the judgment and order of the Supreme Court of the State of New York for New York County and the parties hereto hereby waive any objection to such jurisdiction or venue in any such proceeding commenced in such court. The arbitrators are not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.



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      (b) If after good faith negotiations the parties cannot agree on any matter of Tax law as it relates to this Agreement, then such matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. Each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

      (c) Notwithstanding the provisions of Section 7.13(a) and (b), any party may elect (but shall not be required) to commence an action for specific performance of any provision of this Agreement in any court of competent jurisdiction in the County of New York, State of New York, and in any such action such court shall be authorized to grant injunctive or any other form of equitable relief, including without limitation temporary or preliminary relief, but shall not be authorized to award any form of monetary relief other than actual out-of-pocket costs and fees in connection with such action as such court shall determine is appropriate under the circumstances. The parties hereby waive any objection to jurisdiction or venue in any such court specified in this
Section 7.13(c). An election to commence such an action shall not affect a party's right to seek monetary damages in an arbitration proceeding pursuant to the provisions of Section 7.13(a).

      Section 7.14 COMPLIANCE WITH LAW. Nothing in this Agreement shall require either party to take any action or omit to take any action in violation of applicable law.

      Section 7.15 EFFECTIVENESS; TERMINATION. The effective time and date of each undertaking or agreement under this Agreement shall be the Separation Date. At any time until the Separation Date, the Tyco Board of Directors may, in its sole discretion for any reason, postpone, withdraw, cancel or abandon the Separation, in which event, Tyco may terminate this Agreement.







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                                      -10-
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      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                    TYCO INTERNATIONAL LTD.


                                    By:   _________________________
                                          Name:
                                          Title:



                                    CIT GROUP INC.(DEL)

                                    By:   _________________________
                                          Name:
                                          Title: